UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2014

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

167 Sidney Street Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 679-5500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 1, 2014, Vincent J. Milano was elected as the President and Chief Executive Officer of Idera Pharmaceuticals, Inc. (the “Company”) and to the Board of Directors of the Company (the “Board”) as a Class I director. Mr. Milano’s term as a Class I director will expire at the 2017 Annual Meeting of Stockholders.

Mr. Milano, age 51, commenced employment with the Company on December 1, 2014 (the “Commencement Date”). Prior to joining the Company, from March 2008 to January 2014, Mr. Milano served as President, Chief Executive Officer and Chairman of the Board of Directors of ViroPharma Incorporated, a pharmaceutical company (“ViroPharma”) which was acquired by Shire Pharmaceuticals in January 2014. Prior to that, from April 1996 to March 2008, Mr. Milano served in progressively senior roles at ViroPharma, including as Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Milano holds a B.S. in accounting from Rider College. Mr. Milano also currently serves as a director of Vanda Pharmaceuticals Inc. and Spark Therapeutics, Inc., each a biopharmaceutical company.

In connection with his joining the Company, Mr. Milano and the Company entered into an employment letter dated December 1, 2014. Under the terms of the employment letter, Mr. Milano: will receive an annual base salary of $600,000 per year and will be eligible to receive an annual bonus of up to 50% of Mr. Milano’s annual base salary based on the achievement of both individual and Company performance objectives as developed and determined by the Board.

In addition, pursuant to the terms of the employment letter, on December 1, 2014, the Company granted Mr. Milano a stock option to purchase 2,000,000 shares of the Company’s Common Stock, pursuant to the inducement grant exception under NASDAQ Rule 5635(c)(4) and not pursuant to the Company’s 2013 Stock Incentive Plan or any equity incentive plan of the Company, as an inducement that is material to Mr. Milano’s employment with the Company (the “Option”). The Option has an exercise price per share equal to $3.12. The Option vests over four years with the first installment vesting on December 1, 2015 and the balance of the shares vesting quarterly thereafter over the remaining three years.

Under the employment letter, if the Company terminates Mr. Milano’s employment without cause, prior to a change-in-control of the Company, Mr. Milano will be entitled to twenty-four (24) months severance and benefits continuation and to receive any bonus that Mr. Milano earned and that the Board approved prior to the termination to the extent not then paid. If the Company terminates Mr. Milano’s employment without cause or Mr. Milano terminates his employment with the Company for good reason upon or within twelve (12) months after a change in control of the Company, (i) he will be entitled to twenty-four (24) months severance and benefits continuation and to receive any bonus that Mr. Milano earned and that the Board approved prior to the termination to the extent not then paid and (ii) the Option will vest in full and become immediately exercisable. The Company’s obligation to provide severance and benefits continuation to Mr. Milano following termination of his employment is subject to Mr. Milano’s entering into a separation and release agreement with the Company.

Mr. Milano has not been elected to any committees of the Board. There was no arrangement or understanding between Mr. Milano and any other persons pursuant to which Mr. Milano was elected as a director and there are no related party transactions between Mr. Milano and the Company.

In connection with Mr. Milano’s election as President and Chief Executive Officer, effective as of the Commencement Date, Sudhir Agrawal was elected as the President of Research of the Company.

The Company’s press release dated December 1, 2014 in connection with these events is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: December 1, 2014	By:	/s/ Louis J. Arcudi, III
Louis J. Arcudi, III Senior Vice President of Operations, Chief Financial Officer, Treasurer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Idera Pharmaceuticals, Inc. on December 1, 2014

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